Exhibit 99.1

AITX’s RAD Updates Profitability and Financing Outlook

Company Confirms August 2024 Timeframe

Detroit, Michigan, March 12, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a leader in AI-driven security and productivity solutions, today reconfirmed its expected achievement of operational profitability by August 2024. This forecast aligns with the projections shared during the annual investor event in November 2023, signaling sustained momentum in the Company’s growth trajectory.

Steve Reinharz, CEO/CTO of AITX and wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), shared his enthusiasm for the Company’s progress, stating, “We’re continuing to see a reduction in the need for additional funding to sustain our operations, thanks to our rapidly increasing revenues. Achieving operational profitability by August 2024, if achieved, would be a point where our operations can be self-sustained without external financing which is not just a goal but would be a significant milestone for us.”

In the first month of the last fiscal year, March 2023, AITX reported revenues of $61,790. Fast forward to March 11, 2024, and the Company has billed in excess of $349,000 for the month (but not collected), marking an impressive 465% increase. This substantial growth in revenue, coupled with a mere 67% increase in the authorized share count over the same period, demonstrates effective use of capital and significant Company progress.

Reinharz added, “The continuous increase in our monthly revenue is a clear indicator of our momentum. We’re on track to have deployed over $500K worth of recurring monthly revenue by the end of April 2024, as we focus on completing the build-out and deployment of our existing backlog.”

It is important to note that deployed units typically commence billing within 30 days from installation, as this timeframe allows RAD to fully configure the units and obtain end-user acceptance and sign-off. This process is crucial to ensuring that each deployment meets the high standards of quality and effectiveness that RAD’s clients expect.

To support the completion of older backlog production, AITX has utilized $350,000 in inventory-secured debt from its previously announced $2 million line of credit. This strategic move is aimed at acquiring the necessary raw materials to meet production demands and continue the Company’s upward trajectory.

In conjunction with its strategic financial planning and in anticipation of achieving operational profitability, AITX has made the decision to increase its authorized share count from 10 billion to 12.5 billion. This proactive measure is designed to ensure the Company has the necessary flexibility to support its continued growth, fund operational needs, and optimize its capital structure in line with its ambitious business objectives. The decision to adjust the share count reflects AITX’s commitment to maintaining a robust financial foundation while pursuing opportunities that enhance shareholder value and accelerate the Company’s path to potential profitability.

Reinharz elaborated on this strategic decision, stating, “Increasing our authorized share count is a calculated step towards achieving profitability and more. Ultimately, we believe it’s a bargain to trade the potential of an additional 25% shares with growth that we have already proven we can achieve – now it’s about growing the momentum even further.”

The Company notes that an authorized share count increase does not make available the additional shares immediately, does not guarantee all shares will be released into the market and sets no timetable outside of the total authorized share count increasing.

AITX’s path to operational profitability is a testament to its innovative solutions, strategic financial management, and the growing market demand for AI-driven security technologies. As AITX approaches this critical milestone, the company reaffirms its commitment to delivering exceptional value to its customers and shareholders.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price. Further, sales unit take results should not be interpreted in any way whatsoever as representing actual revenues or otherwise predictive of the Company’s future revenues.

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Steve Reinharz

949-636-7060
@SteveReinharz